Exhibit 10.14

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “JV Agreement“) is made and entered into effective as of August 4, 2006, by and between SEMO Milling, LLC, a Missouri limited liability company (“SEMO”), and Ethanex Energy North America, Inc., a Delaware corporation (“Ethanex”). SEMO and Ethanex shall be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.  The Parties signed a non-binding letter of intent dated July 3, 2006, as subsequently amended (the “LOI”) regarding the establishment of a joint venture company to develop, commercialize and exploit certain technology of SEMO in connection with the production, distribution and sale of ethanol and ethanol-related products and corn and corn-based products from SEMO’s Cape Girardeau, Missouri facility.

B.  The Parties now desire to formally organize a limited liability company under the laws of the State of Missouri (the “Company”) through which they will develop, manufacture, distribute, use, and sell ethanol and ethanol-based products and corn and corn-based products.

C.  Each Party shall collaborate and lend its expertise to the successful achievement of the Company’s commercial objectives.

D. The Parties enter into this JV Agreement to set out the terms governing the management and operations of the Company and the Parties’ investment and relationship as Members in the Company.

NOW, THEREFORE, in consideration of the above Recitals, which are incorporated herein by this reference, and the mutual promises, agreements and covenants set forth in this JV Agreement, SEMO and Ethanex agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

In this JV Agreement, unless otherwise clearly indicated by the context, the following terms, whether used in singular or plural forms, shall have the following meanings:

1.1
“Articles of Organization” means the Articles of Organization to be filed with the Missouri Secretary of State’s office for purposes of legally organizing the Company, in the form attached hereto as Exhibit 1.

1.2
“Assignment Agreement” means the Assignment Agreement between Ethanex and the Company, in the form attached hereto as Exhibit 5, to be executed on the Effective Date pursuant to Section 8.1 of this JV Agreement.

1.3	“Construction Completion Date” means December 31, 2007.

1.4	“Construction Start Date” means January 15, 2007.

1.5
“Contribution Agreement” means the Contribution Agreement between SEMO and the Company, in the form attached hereto as Exhibit 3, to be executed on the Effective Date pursuant to Section 8.3 of this JV Agreement.

1.6	“Corn Mill” means the dry corn mill and custom bagging and logistics facility owned and operated by SEMO at the Plant Site.

1.7	“Corn Processing Solutions, LLC” or “CPS” means the Colorado limited liability company managed by SEMO.

1.8	“Deposit” means the sum of $2,000,000 to be paid by Ethanex to the Company, as more fully described in Article 3 below.

1.9	“Effective Date” means November 20, 2006.

1.10
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, and other instrumentalities.

1.11	“Operating Agreement” means the Operating Agreement of the Company by and among Ethanex, SEMO and the Company, in the form attached hereto as Exhibit 2, to be executed on the Effective Date.

1.12
“Plant” means a 100 million gallon per year nameplate ethanol production plant to be constructed and operated by the Company on the Plant Site using the SEMO Technology licensed by SEMO to the Company.

1.13	“Plant Site” means certain real property located in Cape Girardeau, Missouri on which the Corn Mill is located.

1.14	“Reciprocal Non-Disclosure Agreement” means the “Reciprocal Confidential Disclosure Agreement” executed between the Parties and made effective on June 8, 2006, as amended from time to time.

1.15
“Related Agreements” means the following agreements each to be dated and deemed effective as of the Effective Date: (i) Operating Agreement, (ii) Contribution Agreement, (iii) Technology Licensing Agreement, (iv) Assignment Agreement, and (v) Services Agreement.

1.16
“SEMO Assets” means the assets of SEMO to be contributed as initial capital of the Company including all of the assets owned, controlled by, or licensed to SEMO or its subsidiaries related to (but not including) the SEMO Technology, and consisting of all leases, transferable licenses, permits, governmental authorizations, real property, personal property, equipment, materials, supplies, prepaid deposits, accounts receivable, claims, and causes of action, but excluding the SEMO Excluded Assets.

1.17	“SEMO Excluded Assets” means the SEMO Technology and all of SEMO’s right, title and interest in CPS.

1.18
“SEMO Technology” means SEMO’s confidential and proprietary data, processes, information, intellectual property, and know-how related to corn milling and/or dry milling fractionation technology, as more particularly defined in the Technology Licensing Agreement.

1.19
“Services Agreement” means the Services Agreement between Ethanex and CPS, in the form of attached hereto as Exhibit 6, to be executed on the Effective Date pursuant to Section 8.2 of this JV Agreement.

1.20
“Technology Licensing Agreement” means the Technology Licensing Agreement between SEMO and the Company, in the form attached hereto as Exhibit 4, to be executed on the Effective Date pursuant to Section 8.4 of this JV Agreement.

1.21	“Third Party” means any person or legal entity other than SEMO, Ethanex, or the Company.

1.22	“Member,” “Membership Interest,” “Board” and “Manager” shall have the meanings set forth in the Operating Agreement.

1.23
In this JV Agreement, except to the extent that the context otherwise requires (i) whenever the words “include,” “includes” or “including” are used they are deemed to be followed by the words “without limitation,” and (ii) the definitions contained in this JV Agreement are applicable to the singular as well as the plural of such terms.

ARTICLE 2
ORGANIZATIONAL MATTERS OF COMPANY

2.1
On or before the Effective Date, the Parties shall organize the Company as a limited liability company under the laws of the State of Missouri by filing the Articles of Organization, in the form attached hereto as Exhibit 1, with the Missouri Secretary of State’s office.

2.2	The name of the Company shall be Ethanex at SEMO Port, LLC.

2.3
Subject to the terms and conditions of this JV Agreement, on the Effective Date, the Parties shall adopt and execute the Operating Agreement in the form attached hereto as Exhibit 2. The Operating Agreement shall more fully set forth the rights and obligations of the Members in the Company and, to the extent permitted by applicable law, shall be consistent with the terms of this JV Agreement.

2.4	The duration of the Company shall be perpetual subject to the provisions of this JV Agreement and the Operating Agreement.

2.5
The purpose of the Company will be to (i) construct and operate the Plant, (ii) develop, manufacture, distribute, use and sell ethanol and ethanol-based products and corn and corn-based products, and (iii) engage in all activities necessary, customary, convenient or incident to the activities described herein.

ARTICLE 3
DEPOSIT; DISPOSITION OF DEPOSIT

3.1
Ethanex shall pay the Deposit to the Company upon (i) the execution of this JV Agreement by the Parties, or (ii) the filing of the Articles of Organization of the Company with the Missouri Secretary of State, whichever occurs later.

3.2
The Parties agree that following receipt of the Deposit, the Company shall use the Deposit to pay for soil and soil-compaction work at the Plant Site and analytical testing, permitting, and other administrative and operating costs as necessary. The Parties further agree that such work is necessary to facilitate construction of the Plant.

3.3
The Parties agree that on the Effective Date a sum equivalent to the Deposit shall be credited towards the Ethanex Cash Contribution to be contributed by Ethanex to the Company as set forth in Section 4.1 below. In the event this JV Agreement is terminated prior to the Effective Date (except for a termination caused by SEMO’s breach or insolvency as described Section 12.2 below), the Deposit shall be deemed a cancellation fee and SEMO shall have no obligation to return or refund the Deposit to Ethanex.

ARTICLE 4
INITIAL CAPITAL CONTRIBUTIONS

4.1
Upon the Effective Date, and contemporaneously with the execution of the Related Agreements, Ethanex shall make an initial capital contribution to the Company in the amount of $30,000,000 (the “Ethanex Cash Contribution”).

4.2
Upon the Effective Date, and contemporaneously with the execution of the Related Agreements, SEMO shall make an initial capital contribution to the Company in the form of the SEMO Assets (but excluding the SEMO Excluded Assets) having a net asset value, in accordance with generally accepted accounting principles before depreciation and amortization, of at least $15,000,000 and an agreed value of $30,000,000.

4.3
The capital contribution provided by Ethanex pursuant to Section 4.1 above shall be used by the Company, to the extent practical, to fund the capitalizable assets of the Company including, without limitation, the design, engineering and construction costs of the Plant and the purchase of equipment to be used in the operation of the Plant.

4.4
The capital contribution provided by SEMO pursuant to Section 4.2 above shall be used by the Company, to the extent practical, to facilitate the construction and operation of the Plant, and to serve as security for third party financing to fund the capitalizable assets of the Company including, without limitation, the design, engineering and construction costs of the Plant and the purchase of equipment to be used in the operation of the Plant.

ARTICLE 5
OWNERSHIP

5.1
Subject to the satisfaction of each Party’s contribution obligations as set forth in Article 4 above, the initial Membership Interests of the Company shall be owned fifty percent (50%) by SEMO and fifty percent (50%) by Ethanex.

5.2
Without the prior written consent of the other Party, a Party shall not acquire, by purchase or otherwise, directly or indirectly, ownership or voting control of Membership Interests of the Company representing more than the other Party’s Membership Interest of the Company on a fully diluted basis. Profits and losses of the Company shall be allocated among the Parties in accordance with their relative Membership Interests.

ARTICLE 6
GOVERNANCE

6.1
The management of the Company and the responsibility for preparation and adoption of the Company’s business plan shall be vested in the Board of Directors (the “Board) and such executives, officers and employees as the Board may authorize and designate from time to time. The Board initially shall be comprised of five (5) persons, two (2) of whom shall be nominated by SEMO, two (2) to be nominated by Ethanex, and one (1) to be nominated by the Parties jointly. The Board shall have authority, on behalf and in the name of the Company, to perform those acts as provided in the Operating Agreement, subject to those powers that are reserved to the Members of the Company, also as provided in the Operating Agreement.

6.2
The Chairperson of the Board shall initially be appointed by SEMO and shall serve for a two (2) year term commencing on the Effective Date, after which Ethanex shall appoint the Chairperson who shall serve for the following two (2) years. Thereafter, the Parties shall alternate the appointments accordingly. The Chairperson shall preside over all Board meetings and, in the event of a deadlock by the Board, shall cast the deciding vote of the Board. The Chairperson of the Board also shall serve as the Manager of the Company as set forth in the Operating Agreement.

6.3
The day-to-day management and operation of the Company shall be performed by a President/CEO appointed by and serving under the direction of the Board. The initial President/CEO of the Company shall be Robert Smallwood. The President/CEO of the Company shall have the rights and duties provided in the Operating Agreement.

6.4
The Parties agree that neither the Board nor the Company shall have the authority to do or undertake certain actions which are reserved to the Members as provided in the Operating Agreement. Certain actions of the Company shall require the approval of Members owning at least seventy-five percent (75%) of the Membership Interests of the Company as set forth in the Operating Agreement.

ARTICLE 7
OBLIGATIONS OF THE PARTIES

7.1	In addition to the other obligations set forth in this JV Agreement, Ethanex agrees that it shall:

(a)
use all commercially reasonable efforts to obtain and secure non-recourse debt financing from one or more Third Party in the amount necessary to complete the Plant and Corn Mill (the “Third Party Financing”) on or before the Effective Date to ensure sufficient project financing for the timely design and construction of the Plant;

(b)
use its commercially best efforts to cooperate with SEMO and in interacting with engineers, contractors, vendors and other consultants engaged by the Company to provide products or services for the Company in order to complete construction of the Plant by December 31, 2007 (the “Construction Completion Date”);

(c)	provide, from time to time as required by the Company, management support and local logistical support integral to completion of the Plant on or before the Construction Completion Date;

(d)
use its commercially best efforts to coordinate with Delta T Corporation and TIC Holdings, Inc., or firms of equivalent experience and resources, together with the other necessary design and construction professionals, to begin construction of the Plant no later than January 15, 2007 (the “Construction Start Date”);

(e)
use its commercially best efforts to enter into a written contract with a nationally recognized engineering firm to provide preliminary engineering and design work for the Plant as is necessary to secure all applicable permits required by the Missouri Department of Natural Resources and any other Governmental Authority to commence construction of the Plant (the “Preliminary Engineering Work”), upon terms and conditions acceptable to SEMO including, without limitation, a requirement that the Preliminary Engineering Work be completed no later than August 31, 2006;

(f)
use its commercially best efforts to enter into a written contract with a nationally recognized EPC contractor no later than September 30, 2006 to provide detailed engineering, procurement, and construction work as is necessary to ensure that construction of the Plant shall commence no later than the Construction Start Date (the “EPC Contract”), upon terms and conditions acceptable to SEMO.

(g)	in accordance with the terms and conditions of this JV Agreement, execute and deliver on the Effective Date the following Related Agreements:

(i)	the Operating Agreement, in the form attached hereto as Exhibit 2;

(ii)	the Assignment Agreement, in the form attached hereto as Exhibit 5, as more fully described in Section 8.1 below; and

(iii)	the Services Agreement, in the form attached hereto as Exhibit 6, as more fully described in Section 8.2 below; and

(h)	take any further actions as may be necessary to complete and implement the transactions contemplated by this JV Agreement.

7.2	In addition to the other obligations set forth in this JV Agreement, SEMO agrees that it shall:

(a)
provide reasonable assistance to Ethanex and the Company in connection with Ethanex’s obligation to raise the Third Party Financing, including, without limitation, by making key SEMO executives available for investor meetings and providing financial, technical and market related information in SEMO’s control to aid in the preparation of private placement materials, subscription documentation or loan documentation;

(b)
use its commercially best efforts to assist Ethanex and the Company with the coordination and direction of engineers, contractors, vendors and consultants engaged by the Company to provide products or services to the Company in order to complete the construction of the Plant by the Plant Completion Date;

(c)	use its commercially best efforts to complete construction of the Corn Mill on or before the Effective Date;

(d)	in accordance with the terms and conditions of this JV Agreement, execute and deliver on the Effective Date the following Related Agreements:

(i)	the Operating Agreement, in the form attached hereto as Exhibit 2;

(ii)	the Contribution Agreement, in the form attached hereto as Exhibit 3, as more fully described in Section 8.3 below; and

(iii)	the Technology Licensing Agreement, in the form attached hereto as Exhibit 4, as more fully described in Section 8.4 below; and

(e)	take any further actions as may be necessary to complete and implement the transactions contemplated by this JV Agreement.

ARTICLE 8
RELATED AGREEMENTS

8.1
Unless otherwise agreed in writing by the Parties, on the Effective Date, Ethanex shall execute and deliver to the Company the Assignment Agreement whereby Ethanex shall assign or otherwise transfer to the Company, and the Company shall assume or otherwise take or acquire from Ethanex, the EPC Contract to construct a large scale, multi-million gallon per year ethanol plant at the Plant Site. The execution and delivery by Ethanex of the Assignment Agreement shall be deemed a condition precedent to the obligation of SEMO to execute and deliver the Contribution Agreement as described in Section 8.3 below.

8.2
On the Effective Date, Ethanex shall execute and deliver to SEMO the Services Agreement whereby Ethanex shall retain CPS to perform certain services consisting of installing the Technology in ethanol facilities owned or controlled by Ethanex and in Third Party ethanol facilities identified by Ethanex. Subject to the terms and conditions of the Services Agreement, SEMO shall cause CPS to perform its services exclusively for Ethanex during the term of the Services Agreement. The execution and delivery by Ethanex of the Services Agreement shall be deemed a condition precedent to the obligation of SEMO to execute and deliver the Technology Licensing Agreement as described in Section 8.4 below.

8.3
Unless otherwise agreed in writing by the Parties, on the Effective Date, SEMO shall execute and deliver to the Company the Contribution Agreement relating to the SEMO Assets to be contributed to the Company as described in Section 4.2 above. The execution and delivery by SEMO of the Contribution Agreement shall be deemed a condition precedent to the obligation of Ethanex to execute and deliver the Assignment Agreement as described in Section 8.1 above.

8.4
On the Effective Date, SEMO shall execute and deliver to the Company the Technology License Agreement granting the Company the right to use and commercialize the Technology in the field of ethanol production for the Company’s business purposes as outlined in Section 2.5 above. The execution and delivery by SEMO of the Technology Licensing Agreement shall be deemed a condition precedent to the obligation of Ethanex to execute and deliver the Services Agreement as described in Section 8.2 above.

ARTICLE 9
TRANSFER RESTRICTIONS

9.1
Any sale, gift, transfer or other disposition, whether voluntary or by operation of law, of a Member’s Membership Interest, other than in accordance with the terms of this JV Agreement and the Operating Agreement shall be void and shall transfer no right, title or interest in or to any such Membership Interest to the purported transferee.

9.2	Any permitted transfer of a Membership Interest of the Company shall be performed in accordance with the terms and provisions set forth in Article XI of the Operating Agreement.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1
Each Party represents and warrants to the other that it has the legal right, power and authority to enter into this JV Agreement and the Related Agreements, and to fully perform its obligations hereunder and thereunder, and that the performance of such obligations shall not conflict with its charter or organizational documents or any agreements, contracts or other arrangements to which it is a party.

10.2
EXCEPT AS EXPRESSLY SET FORTH IN THIS JV AGREEMENT OR THE RELATED AGREEMENTS, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.3
IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, MEMBERS, EMPLOYEES, OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR LOSS OF BUSINESS OPPORTUNITIES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

ARTICLE 11
NON-EXCLUSIVE RELATIONSHIP

11.1
The Parties acknowledge that the Company is not intended to be the exclusive vehicle for either Party to participate in the ethanol industry. To the extent the parties can pursue or exploit other business opportunities relating to the manufacture, use, distribution and sale of ethanol and ethanol-based products and corn and corn-based products without a breach of their respective obligations to each other and to the Company under this JV Agreement, the Related Agreements, and the Reciprocal Non-Disclosure Agreement, they shall be free to do so.

ARTICLE 12
TERM AND TERMINATION

12.1
This JV Agreement shall commence when fully signed by the Parties hereto and shall continue in effect unless terminated pursuant to the provisions of this Article 12 or by mutual written agreement of the Parties.

12.2	This JV Agreement may be terminated and the transactions contemplated hereby abandoned by a Party sending written notice to other Party upon the occurrence of one or more of the following events:

(a)	If the other Party shall fail to make its initial capital contribution to the Company as required in Sections 4.1 and 4.2, as applicable;

(b)
if the other Party shall commit a material breach of any of its obligations under this JV Agreement, which, if remediable, is not remedied within thirty (30) business days from the giving of written notice requiring said breach to be remedied;

(c)
if the other Party, its creditor(s), or any Third Party shall file for the other Party’s liquidation, bankruptcy, reorganization, or dissolution, or if the other Party is unable to pay any debts as they become due, or if the creditor(s) of the other Party have taken over its management.

12.3
This JV Agreement may be terminated by SEMO and the transactions contemplated hereby abandoned if: (i) Ethanex has not fulfilled its obligations pursuant to Section 7.1(e) above and the Preliminary Engineering Work has not been completed by August 31, 2006; (ii) Ethanex has not fulfilled its obligations pursuant to Section 7.1(f) above and the EPC Work has not been completed by August 31, 2006; (iii) Ethanex has not secured the Third Party Financing on or before the Effective Date; or (iv) construction of the Plant has not commenced on or before the Construction Start Date.

12.4	This JV Agreement may be terminated by Ethanex and the transactions contemplated hereby abandoned if SEMO has not completed construction of the Corn Mill on or before the Effective Date.

12.5
Termination of this JV Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

12.6
Upon termination of this JV Agreement, each Party shall discontinue use, cancel and return to the other Party, all confidential and/or proprietary information of the other Party that has been furnished or obtained in contemplation of the transactions contemplated hereunder or in connection with this JV Agreement, the Related Agreements, or the Reciprocal Non-Disclosure Agreement, together with all reproductions and copies thereof and other written documents related thereto retaining no reproductions or copies or other written documents relating to such confidential and/or proprietary information.

12.7
If this JV Agreement is terminated and the transactions contemplated hereby are abandoned, this JV Agreement shall become null and void, except for the provisions of this Article 12 and the other provisions of this JV Agreement which, by their nature, are intended to survive.

ARTICLE 13
FORCE MAJEURE

13.1
The failure or delay of either Party to perform any obligation under this JV Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents or other causes beyond its control (each a “Force Majeure Event”) shall not be deemed a breach of this JV Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure Event, shall have used all reasonable diligence to avoid such Force Majeure Event and ameliorate its effects, and shall continue to take all actions within its power to comply as fully as reasonably possible with the terms of this JV Agreement.

13.2
Except where the nature of the Force Majeure Event shall prevent it from doing so, the Party suffering such Force Majeure Event shall notify the other Party in writing within three (3) days after the occurrence of such Force Majeure Event and shall in every instance, to the extent possible and lawful under the circumstances, use its commercially best efforts to remove or remedy such Force Majeure Event with all reasonable dispatch.

ARTICLE 14
GOVERNING LAW AND WAIVER OF JURY TRIAL

14.1	The validity, performance, construction and effect of this JV Agreement shall be governed by the laws of the State of Missouri, without regard to conflict of law principles.

14.2
Each Party hereby waives any right to a trial by jury in any action, lawsuit or proceeding to enforce or defend any right under this JV Agreement, or any amendment thereto, and agrees that any action, lawsuit or proceeding will be tried before a court and not before a jury.

ARTICLE 15
NON-WAIVER AND OTHER REMEDIES

15.1
Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

15.2	Subject to Section 14.2 above, nothing in this JV Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of or in addition to termination.

ARTICLE 16
NOTICE

16.1
All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand or by air courier) or by facsimile transmission confirmed by such letter, and shall be addressed to the Parties as follows:

If to SEMO:	SEMO Milling, LLC
c/o Kenneth E. DeLine
108 S. Frontage Road, Suite 101
Vail, Colorado 81657
Fax: 970.477.0089

With a copy to:	Ken R. Bennington, Esq.
Bennington Johnson Biermann & Craigmile
370 17th Street, Suite 3500
Denver, Colorado 80202
Fax: 303.629.5711

If to Ethanex:	Ethanex Energy North America, Inc.
c/o McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, New York 10105
Attn: Louis W. Zehil, Esq.
Fax: 212.548.2175

With a copy to:	Louis W. Zehil, Esq.
McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, New York 10105
Fax: 212.548.2175

16.2
Any notice, request, demand or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a normal business day, at the beginning of the following business day), or (ii) if given by air courier, when delivered at the applicable address specified above. Either Party may change its address at any time by written notice to the other Party given pursuant to this Article 16.

ARTICLE 17
MISCELLANEOUS

17.1
In the event that any provision of this JV Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, invalid, unenforceable or void, such provision(s) shall be limited or eliminated to the extent necessary so that this JV Agreement shall otherwise remain in full force and effect without said provision.

17.2	Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this JV Agreement.

17.3
Neither this JV Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

17.4
This JV Agreement supersedes all previous and contemporaneous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship. No changes, alterations or modifications hereto shall be effective unless they are in writing and are signed by an authorized representative of each Party.

17.5	The headings in this JV Agreement are included for convenience of reference only and do not substantively affect the terms or interpretation of this JV Agreement.

17.6
This JV Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this JV Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this JV Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this JV Agreement as of the date first set forth above.

SEMO:

SEMO MILLING, LLC, a Missouri limited liability company

By:	/s/ Kenneth E. DeLine
Name: Kenneth E. DeLine
	Title:	Manager

ETHANEX:

ETHANEX ENERGY NORTH AMERICA, INC., a Delaware corporation

By:	/s/ Bryan J. Sherbacow
Name: Bryan J. Sherbacow
	Title:	President and CEO